Exhibit 99.7

DRAFT
SUBJECT TO FRE 408
FOR SETTLEMENT PURPOSES ONLY

		2L Noteholder Proposal February 6th	Administrative Agent Proposal Option 2 (February 7th)	Revised 2L Noteholder Proposal March 23rd Proposal	Administrative Agent Draft Forbearance March 27th
Amendment	Fee	• None	• None	• None	• None
Amendment	Delayed Commitment Term. Date	• NA - terminated, see below	• NA - terminated, see below	• Same	• Permit not greater than $35MM of Delayed Draw for the sole purpose of LC Cash Collateralization • Proceeds not allowed for any other purpose
Amendment	LC Delayed Draw Event	• NA - cash funded, see below	• NA - cash funded, see below	• Same	• Outstanding LC's fully cash collateralized no later than 3 days after the Forbearance Effective Date
Amendment	Covenants	• No change from existing facility. Temporary waiver if necessary to accommodate $75MM draw	• No change from existing facility	• No change from existing facility. Temporary waiver if necessary to accommodate full draw	• No change from existing facility
Amendment	Take-Back Paper	• $200MM - 8% cash coupon at OpCo	• No more than $125MM at OpCo • No more than 8% cash interest rate • Additional PIK rate TBD • Maturity extended to 1L Maturity + 6 months • TBD Restricted Payments tests governing ability to pay cash interest • Acceptable documentation/intercreditor	• $175MM - 8% cash coupon at OpCo	• No more than $125MM at OpCo • No more than 8% cash interest rate
Amendment	Other	• No change from existing facility except clean up, including incorporation of LCs into leverage ratios • Need year end update on financials and reserves • Subject to committee approvals	• No change from existing facility except clean up, including incorporation of LCs into leverage ratios • Need year end update on financials and reserves • Subject to committee approvals	• Same	• Takeback paper with maturity not earlier than 6 months after First Lien Exit Agreement maturity • TBD RP test governing ability to pay cash interest • Subject to documentation / intercreditor acceptable to Administrative Agent
Make-Whole	Amount	• $2.0MM	• $8.5MM	• $3.0MM	• $9.5MM • *$8.5MM if First Lien approved pre-petition RSA signed by 2L creditors with over 66.7% principal holding*
Make-Whole	Adjustment to Yield Maint. Period	• One quarter extension	• Three quarter extension	• One quarter extension	• Four quarter extension • *Three quarter extension if First Lien approved pre-petition RSA signed by 2L creditors with over 66.7% principal holding*
Other		• Additional draw of $75MM and termination of delayed draw commitment, 1-2Q18 covenants adjusted as necessary	• Additional draw of full facility amount and termination of delayed draw commitment. 1-2Q18 covenants adjusted as necessary	• Same	• First Lien Lenders to provide DIP Facility containing up-front fees, unused commitment fees, and conversion fees(1) • All accrued interest and other non-principal Secured Obligations paid in cash • Toggle to 363 sale if First Lien approved plan is not confirmed by the [61] day after petition

(1) Prior proposals were predicated on the consensual use of cash collateral to fund a Chapter 11 case to implement the proposed transaction